Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-171460, 333-150510, 333-88634, 333-74831, 333-05119 and 033-48724) of Pacific Capital Bancorp of our reports dated March 25, 2011, with respect to the consolidated financial statements of Pacific Capital Bancorp and subsidiaries and the effectiveness of internal control over financial reporting of Pacific Capital Bancorp and subsidiaries, included in this Annual Report on Form 10-K for the year ended December 31, 2010.

Los Angeles, California

March 25, 2011